Exhibit 5.1

[Letterhead of Schiff Hardin LLP]
November 19, 2012
First Community Financial Partners, Inc.
2801 Black Road
Joliet, Illinois 60435
Ladies and Gentlemen:
We have acted as special counsel to First Community Financial Partners, Inc., an Illinois corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of up to 2,506,872 shares of the Company’s Common Stock, $1.00 par value (the “Shares”), pursuant to the Company’s Registration Statement on Form S-4 (the “Registration Statement”). The Shares are proposed to be issued pursuant to the Agreement and Plan of Merger, dated as of August 27, 2012 (the “Merger Agreement”) by and among the Company, First Community Bank of Joliet, an Illinois state bank, and Burr Ridge Bank and Trust, an Illinois state bank.
In rendering this opinion letter, we have examined copies of the following documents: (a) the Company’s Articles of Incorporation, as amended to date, (b) the Company’s Amended and Restated By-Laws, as amended to date, (c) the Merger Agreement, (d) the Registration Statement, and (e) relevant resolutions of the board of directors of the Company. We have also examined such other documents and made such other investigations as we have deemed necessary for the purposes of this opinion letter.
Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that when the Registration Statement has been declared effective by the Securities and Exchange Commission and the Shares have been issued, delivered and paid for in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the shares will be duly authorized and validly issued, fully paid and non-assessable.
The foregoing opinion is limited to the Illinois Business Corporation Act, which includes those statutory provisions and all applicable provisions of the Illinois Constitution and the reported judicial decisions interpreting such laws, and we express no opinions with respect to the laws of any other jurisdiction. The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

SCHIFF HARDIN LLP

By:    /s/ Robert J. Minkus
Robert J. Minkus